EXHIBIT 4.1



               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                   OF SERIES D CONVERTIBLE PREFERRED STOCK OF

                            WORLDWATER & POWER CORP.



     WorldWater & Power Corp., a Delaware corporation (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), there is hereby created, out of the 10,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation authorized in Article Four of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of eight million shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):


                      SERIES D CONVERTIBLE PREFERRED STOCK
                      ------------------------------------

A.     Designation and Amount.  The shares of such series of preferred stock
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shall be designated as the Series D Convertible Preferred Stock (the "Series D
                                                                      --------
Preferred Stock") and the number of shares initially constituting such series
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shall be eight million shares.


B.     Dividends.
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(1)     In the event any dividends are declared or paid or any other distribution is made on or with respect to the common stock, par value $0.001, of the Corporation (the "Common Stock"), the holder of each share of Series D Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive dividends in an amount equal to the amount of the dividends or distribution that such holder would have received had the holder converted its shares of Series D Preferred Stock into shares of Common Stock as of the date immediately prior to the record date for such dividend or distribution on the Common Stock, such dividends to be payable on the same payment date established by the Board of Directors for the payment of such dividend or distribution on the Common Stock; provided, however, that such dividend shall be payable, at the option of
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the holder of each share of Series D Preferred Stock, (i) in a number of shares of Series D Preferred Stock having a Fair Market Value on the date of payment of such dividend equal to the aggregate amount of such cash dividends otherwise payable to such holder on such date, with cash being paid in lieu of fractional shares of Common Stock or (ii) in an amount of cash equal to the Fair Market Value of such shares of Series D Preferred Stock or (iii) in any combination of the foregoing. The record date for any such dividend shall be the record date for the applicable dividend or distribution on the Common Stock, and any such dividends shall be payable to the Persons in whose name the Series D Preferred Stock is registered at the close of business on the applicable record date.

     (2) No dividend shall be paid or declared on any share of Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series D Preferred Stock in an amount determined as set forth above. For purposes hereof, the term "dividends" shall include any pro rata distribution by the
                                               --- ----
Corporation of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings, other than a distribution upon liquidation of the Corporation in accordance with
Section 3 hereof.

(3) No subdivision, combination, consolidation or reclassification shall be effected with respect to the Common Stock unless a proportionate subdivision, combination, consolidation or reclassification, effected in the same manner, is simultaneously effected with respect to each share of Series D Preferred Stock, and no subdivision, combination, consolidation or reclassification shall be effected with respect to the Series D Preferred Stock unless a proportionate subdivision, combination, consolidation or reclassification, effected in the same manner, is simultaneously effected with respect to each share of Common Stock.

(4) Prior to declaring any dividend or making any distribution on or with respect to shares of Common Stock, the Corporation shall take all prior corporate action necessary to authorize the issuance of any securities payable as a dividend in respect of the Series D Preferred Stock.

C.     Liquidation.  In the event of any voluntary or involuntary liquidation,
       -----------
dissolution or winding up of the Corporation (a "Liquidation"):
                                                 -----------
(1) In the event of a Liquidation, the holders of the Series D Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $2.76 (the "Issue Price") per share of Series D Preferred Stock (as adjusted for any subdivision, combination, consolidation or reclassification with respect to the Series D Preferred Stock), plus the amount of any declared but unpaid dividends thereon as of such date, calculated pursuant to Section B (the "Liquidation Preference").  Such
                                             ----------------------
payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series D Preferred Stock. Following payment to the holders of the Series D Preferred Stock of the full preferential amounts described in the first two sentence of this Section C(1), the remaining assets (if any) of the Corporation available for distribution to stockholders of the Corporation shall be distributed, subject to the rights of the holders of shares of any other series of Preferred Stock ranking prior to the Common Stock as to distributions upon Liquidation, pro rata among the holders of the Common Stock. It being agreed and understood that the holders of the Series D Preferred Stock will be entitled to participate with the holders of Common Stock in the distribution of any remaining proceeds to the holders of Common Stock as if the Series D Preferred Stock had been converted into shares of Common Stock immediately prior to such Liquidation. If upon any Liquidation, the assets available for payment of the Liquidation Preference are insufficient to permit the payment to the holders of the Series D Preferred Stock of the full Liquidation Preference, then all the remaining available assets shall be distributed among the holders of the then outstanding Series D Preferred Stock pro rata according to the number of then outstanding shares of Series D Preferred Stock held by each holder thereof.

(2) The (i) consolidation or merger of the Corporation into or with any other entity or entities (except a consolidation or merger into a subsidiary or merger in which the Corporation is the surviving corporation and the holders of the Corporation's voting stock outstanding immediately prior to the transaction constitute the holders of a majority of the voting stock outstanding immediately following the transaction), (ii) the sale, lease, disposition or transfer by the Corporation of all or substantially all its assets, or (iii) the sale, exchange or transfer by the Corporation's stockholders, in a single transaction or series of related transactions, of capital stock representing at least fifty (50%) of the voting power of the Corporation shall be deemed to be a Liquidation (subject to the provisions of this Section C and not the provisions of Section E(8) hereof, unless Section E(8) is elected in the following proviso); provided,
                                                                  --------
however, that the holders of at least sixty-five percent (65%) of the then
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outstanding shares of Series D Preferred Stock shall have the right to elect that the benefits of the provisions of Section E(8) apply to all outstanding shares of Series D Preferred Stock in lieu of receiving payment upon a Liquidation pursuant to this Section C. The events set forth in clauses (i),
(ii) and (iii) above are hereinafter referred to as "Deemed Liquidation Events".
                                                     -------------------------
D.     Voting.
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     (1)     Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of outstanding shares of the Series D Preferred Stock shall:

(i) be entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock;

(ii) have such other voting rights as are specified in the Certificate of Incorporation or as otherwise provided by Delaware law; and

(iii) be entitled to receive notice of any stockholders' meeting in accordance with the Certificate of Incorporation and by-laws of the Corporation.

          For purposes of the voting rights set forth in this Section (D)(i), each share of Series D Preferred Stock shall entitle the holder thereof to cast one vote for each vote that such holder would be entitled to cast had such holder converted its shares of Series D Preferred Stock into shares of Common Stock as of the date immediately prior to the record date for determining the stockholders of the Corporation eligible to vote on any such matter.

(2) For so long as the beneficial ownership by the holders of Series D Preferred Stock (on a fully-diluted basis) does not fall below ten percent (10%) of the then outstanding shares of Common Stock, the holders of Series D Preferred Stock shall have the exclusive right, voting separately as a single class, to elect two members of the Board of Directors (such directors being referred to as the "Preferred Stock Directors"). In any such election the
                    -------------------------
holders of Series D Preferred Stock shall be entitled to cast one vote per share of Series D Preferred Stock held of record on the record date for the determination of the holders of Series D Preferred Stock entitled to vote on such election. The initial Preferred Stock Directors shall be two individuals who are designated by EMCORE Corporation to serve until each of his or her successors are duly elected; and thereafter the Preferred Stock Directors shall be elected at the same time as other members of the Board of Directors. The Preferred Stock Directors may only be removed by the vote of the holders of a majority of the Series D Preferred Stock, at a vote of the then outstanding shares of Series D Preferred Stock, voting as a single class, at a meeting called for such purpose (or by written consent in lieu of such a meeting). If for any reason either, or both, of the Preferred Stock Directors shall resign or otherwise be removed from the Board of Directors, then each of his or her replacement shall be a Person elected by the holders of the Series D Preferred Stock, in accordance with the voting procedures set forth in this Section D(2). However, the holders of the Series D Preferred Shares shall: (a) only be entitled to separately, as a single class, elect one member of the Board of Directors if the beneficial ownership by the holders of Series D Preferred Stock of the Corporation's capital stock (on a fully-diluted basis) is between five percent (5%) and ten percent (10%) of the then outstanding shares of Common Stock and (b) not be entitled to separately, as a single class, elect a member of the Board of Directors if the beneficial ownership by the holders of Series D Preferred Stock (on a fully-diluted basis) falls below five percent (5%) of the then outstanding shares of Common Stock.

(3) In addition to any other vote required by law or the Certificate of Incorporation, so long as any shares of the Series D Preferred Stock, without the written consent of the holders of at least three-quarters in interest of the then outstanding shares of Series D Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as one class, the Corporation will not authorize, create or issue any class of capital stock having any preference or priority over, or parity with, the Series D Preferred Stock, increase the authorized number of shares of the Series D Preferred Stock or create or authorize any obligation or security convertible into shares of any such class of capital stock, whether any such authorization, creation or issuance shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise.

(4) In addition to any approval rights otherwise granted to any holder of Series D Preferred Stock (including any such approval rights granted pursuant to applicable law and any agreement between the Corporation and EMCORE Corporation), for so long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least three-quarters of the outstanding shares of Series D Preferred Stock, voting as a single class:

(i) liquidate, dissolve or wind-up the affairs of the Corporation, or effect any Deemed Liquidation Event or any recapitalization or reorganization of the Corporation;

(ii) amend, alter, or repeal any provision of its Certificate of Incorporation or bylaws in a manner adverse to the holders of Series D Preferred Stock;

(iii) purchase or redeem or pay any dividend on any capital stock prior to the Series D Preferred Stock, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services, at the lower of fair market value or cost, other than as approved by the Board, including the approval of the Preferred Stock Directors;

(iv) create or authorize the creation of any debt security if the Corporation's aggregate indebtedness would exceed $100,000 unless such debt security has received the prior approval of the Board of Directors, including the approval of the Preferred Stock Directors;

(v) increase or decrease the size of the Board of Directors;

(vi) materially alter or change the nature of the business of the Corporation taken as a whole as it is currently conducted or currently planned to be conducted;

(vii) agree or otherwise commit to take any of the actions set forth above.


E.     Conversion.  The holders of shares of Series D Preferred Stock shall have
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the following conversion rights and obligations:

(1)     Right to Convert.  Subject to the terms and conditions of this Section
        ----------------
E, the holder of any share or shares of Series D Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series D Preferred Stock (except that upon any Liquidation, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series D Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series D Preferred Stock so to be converted by the Issue Price and (ii) dividing the result by the Series D Conversion Price. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series D Preferred Stock into Common Stock and by surrender of one or more certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series D Preferred Stock) at any time during its usual business hours, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. Notwithstanding any other provisions hereof, if a conversion of Series D Preferred Stock is to be made in connection with any transaction affecting the Corporation, the conversion of any shares of Series D Preferred Stock, may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated, subject in all events to the terms hereof applicable to such transaction. For purposes hereof, "Series D
                                                              --------
Conversion Price" shall initially mean $0.276 per share or, in case an
         -------
adjustment of such price has taken place pursuant to the further provisions of this Section E, then by the conversion price as last adjusted and in effect at the date any share or shares of Series D Preferred Stock are surrendered for conversion (subject to appropriate adjustment in the event of any stock split, recapitalization, reclassification or similar event).

(2)     Reserved
        --------

(3)     Mechanics of Conversion.  Before any holder of Series D Preferred Stock
        -----------------------
shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates for such Series D Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series D Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt of the written notice referred to in Section E(1) and surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(4)     Fractional Shares; Partial Conversion.  No fractional shares shall be
        -------------------------------------
issued upon conversion of Series D Preferred Stock into Common Stock and no payment or adjustment shall be made upon any such conversion with respect to any cash dividends previously paid or payable on the Common Stock issued upon such conversion. In case the number of shares of Series D Preferred Stock represented by the certificate or certificates surrendered pursuant to Section E(1) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series D Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this paragraph 4, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series D Preferred Stock for conversion an amount in cash equal to the closing price of such fractional share as quoted on the NASDAQ National Market System or the Over-the-Counter Bulletin Board as reported by the National Quotation Bureau, Incorporated, or any similar or successor organisation on the last business day before conversion, and based upon the aggregate number of shares of Series D Preferred Stock surrendered by any one holder.

(5)     Adjustment of Series D Conversion Price Upon Issuance of Common Stock.
        ---------------------------------------------------------------------
Except as provided in paragraphs 6 and 7, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 5(a) through 5(h), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Series D Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Series D Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (A) the number of shares of Common Stock and Common Stock equivalents outstanding immediately prior to such issue or sale calculated on a fully diluted basis assuming conversion of all Series D Preferred Stock and the exercise or exchange of all outstanding derivative securities exercisable or exchangeable for Common Stock (not including, for purposes of this formula, Common Stock reserved for issuance pursuant to an Option or similar agreement) multiplied by the then existing Series D Conversion Price and (B) the consideration, if any, received by the Corporation upon such issue or sale, by
(ii) an amount equal to the sum of (A) the total number of shares of Common Stock outstanding immediately prior to such issue or sale calculated on a fully diluted basis assuming conversion of all Series D Preferred Stock and the exercise or exchange of all outstanding derivative securities exercisable or exchangeable for Common Stock (not including, for purposes of this formula, Common Stock reserved for issuance pursuant to an option plan or similar agreement), but excluding any shares of Common Stock issuable as a result of the application of any anti-dilution adjustment and (B) the total number of shares of Common Stock issuable in such issue or sale.

          For purposes of this paragraph (5), the following subparagraphs (5)(a) to (5)(h) shall also be applicable:

                    (a)  Issuance of Rights or Options.  In case at any time the
                         -----------------------------
Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable
                                -------
stock or securities being called "Convertible Securities"), whether or not such
                                  ----------------------
Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Series D Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 5(c), no adjustment of the Series D Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                    (b)  Issuance of Convertible Securities.  In case the
                         ----------------------------------
Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series D Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (i) except as otherwise provided in subparagraph 5(c), no adjustment of the Series D Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (ii) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Series D Conversion Price have been or are to be made pursuant to other provisions of this paragraph 5(d), no further adjustment of the Series D Conversion Price shall be made by reason of such issue or sale.

                    (c)  Change in Option Price or Conversion Rate. Upon the
                         -----------------------------------------
happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 5(a), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 5(a) or 5(b), or the rate at which Convertible Securities referred to in subparagraph 5(a) or 5(b) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series D Conversion Price in effect at the time of such event shall forthwith be readjusted (in each case by an amount equal to not less than one cent ($.01)) to the Series D Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no such readjustment shall result in an increase to the Series D Conversion Price above the Series D Conversion Price that would have been in effect had such Option or Convertible Security never been issued; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities without exercise, the Series D Conversion Price then in effect hereunder shall forthwith be increased to the Series D Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                    (d)  Stock Dividends.  In case the Corporation shall declare
                         ---------------
a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for the issue of stock dividends or distributions upon the outstanding Common Stock for which adjustment is made pursuant to paragraph 7), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                    (e)  Consideration for Stock.  In case any shares of Common
                         -----------------------
Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                    (f)  Record Date.  The Board of Directors of the Corporation
                         -----------
shall set the record date for the purpose of determining the holdings of the Corporation's shareholders entitled (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities.
If no record date is set by the Board of Directors, then such date shall be deemed to be the date that is five (5) business days prior to the date on which the shares of Common Stock were deemed to have been issued or sold upon the declaration of such dividend, such other distribution was made or such right of subscription or purchase was granted, as the case may be.

                    (g)  Treasury Shares.  The number of shares of Common Stock
                         ---------------
outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall not be considered an issue or sale of Common Stock for the purpose of this paragraph 5(g).

                    (h) Tender or Exchange Offer. In case a tender or exchange
                        ------------------------
     offer or other purchase made by the Company or any subsidiary of the Company for all or any portion of the Common Stock shall be consummated and such tender or exchange offer or purchase shall involve an aggregate consideration having a fair value (as determined by the Board of Directors, whose determination shall, if made in good faith, be conclusive) as of the last time (the "Expiration Time") that tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) or the date of such other purchase, as the case may be, that, together with (A) the aggregate amount of the cash plus the fair value (as determined by the Board of Directors, whose determination shall, if made in good faith, be conclusive) as of the Expiration Time of any other consideration paid in respect of any other tender or exchange offer or other purchase by the Company or a subsidiary of the Company for all or any portion of the Common Stock consummated within 12 months preceding the Expiration Time and in respect of which no Series D Conversion Price adjustment has been made previously and (B) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within the 12 months preceding the Expiration Time and in respect of which no Series D Conversion Price adjustment has been made previously, exceeds 5.0% of the product of the Fair Market Value per share of Common Stock immediately prior to the Expiration Time times the number of shares of Common Stock outstanding (including any tendered, exchanged or purchased shares) at the Expiration Time, then in each such case the Series D Conversion Price shall be reduced (but not increased) so that it shall equal the price obtained by multiplying the Series D Conversion Price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be (x) the product of the Fair Market Value per share of Common Stock immediately prior to the Expiration Time, multiplied by the number of shares of Common Stock outstanding (including any tendered, exchanged or purchased shares) at the Expiration Time less (y) the sum of (i) the aggregate amount of cash plus the fair value (determined as aforesaid) of any other consideration payable in respect of such tender or exchange offer or other purchase, (ii) the aggregate amount of any distributions to holders of Common Stock made exclusively in cash within the preceding 12 months, in respect of which no Series D Conversion Price adjustment has been made previously, and
(iii) the aggregate amount of any cash plus the fair value (determined as aforesaid) of any other consideration payable in respect to any other tender or exchange offer or other purchase by the Company or a subsidiary of the Company for all or any portion of the Common Stock within the preceding 12 months, in respect of which no Series D Conversion Price adjustment has been made previously; and the denominator shall be the product of such Fair Market Value, multiplied by the number of shares of Common Stock outstanding (excluding any tendered, exchanged or purchased shares) at the Expiration Time. Such reduction shall become effective immediately prior to the opening of business on the date following the Expiration Time; provided, however, that if the number of tendered, exchanged or purchased shares or the aggregate consideration payable therefore has not been finally determined by such opening of business, the adjustment required by this subparagraph (h) shall be made based upon the number of tendered, exchanged or purchased shares and the aggregate consideration payable therefore as so finally determined.

(6)     Certain Issuances of Common Stock Excepted.  Anything herein to the
        ------------------------------------------
contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series D Conversion Price in the case of the issuance of (i) securities issued, or deemed issued (as provided below), to directors, officers, employees or consultants of the Corporation or a subsidiary of the Corporation in connection with their service as directors of the Corporation or a subsidiary of the Corporation, their employment by the Corporation or a subsidiary of the Corporation or their retention as consultants by the Corporation or a subsidiary of the Corporation under stock option plans of the Corporation; or (ii) shares of Common Stock issuable upon exercise of warrants outstanding as of the date hereof or upon conversion of the Series D Preferred Stock.

(7)     Subdivision or Combination of Common Stock.  In case the Corporation
        ------------------------------------------
shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(8)     Reorganization or Reclassification.  If any capital
        ----------------------------------
reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation's assets or other similar transaction (any such transaction being referred to herein as an "Organic
                                                                  -------
Change") shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series D Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series D Preferred Stock such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such Organic Change not taken place, and in any case of a reorganization or reclassification only appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(9)     Notice of Adjustment.  Upon any adjustment of the Series D
        --------------------
Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of shares of Series D Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series D Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

(10)     Other Notices.  In case at any time:
         -------------

                    (a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                    (b)     the Corporation shall offer for subscription pro
                                                                         ---
rata to the holders of its Common Stock any additional shares of stock of any
----
class or other rights;

                    (c) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                    (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of any shares of Series D Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least 15 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

(11)     Stock to be Reserved.  The Corporation will at all times
         --------------------
reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series D Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series D Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time use its reasonable best efforts to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will use its reasonable best efforts to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange or other market upon which the Common Stock may be listed.

(12)     No Reissuance of Series D Preferred Stock.  Shares of Series
         -----------------------------------------
D Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

(13)     Issue Tax.  The issuance of certificates for shares of Common
         ---------
Stock upon conversion of Series D Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series D Preferred Stock which is being converted.

(14)     Closing of Books.  The Corporation will at no time close its
         ----------------
transfer books against the transfer of any shares of Series D Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series D Preferred Stock, in any manner which interferes with the timely conversion of such Series D Preferred Stock except as may otherwise be required to comply with applicable securities laws or the procedures of its transfer agent.

(15)     Definition of Common Stock.  As used in this Section E, the
         --------------------------
term "Common Stock" shall mean and include the Corporation's authorized Common
      ------------
Stock, par value $.001 per share, as constituted on the date of filing of these terms of the Series D Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series D Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in paragraph 8.

F.     Redemption.  Neither the Corporation nor any holder of Series D Preferred
       ----------
Stock shall be entitled to demand redemption of any of the shares so held.


G.     Conversion on a Change of Control.
       ---------------------------------

          (1) If a Change in Control (as defined below) should occur with respect to the Company, each holder of shares of the Series D Preferred Stock shall have the right, at the holder's option, for a period of 45 days after the giving of notice by the Company that a Change in Control has occurred , to convert all, but not less than all, of such holder's shares of the Series D Preferred Stock into the kind and amount of cash, securities, property or other assets receivable upon such Change in Control by a holder of the number of shares of Common Stock into which such holder's Series D Preferred Stock would have been convertible immediately prior to the Change in Control at an adjusted conversion price equal to the Special Conversion Price (as defined below). Shares of the Series D Preferred Stock that are not converted as provided above will remain convertible into the kind and amount of cash, securities, property or other assets that the holders of the shares of the Series D Preferred Stock would have owned immediately after the Change in Control if the holders had converted the shares of the Series D Preferred Stock immediately before the effective date of the Change in Control. The Company will notify the holders of the Series D Preferred Stock of any pending Change in Control as soon as practicable and in any event at least 30 days in advance of the effective date of such Change in Control. In the event of a pending Change in Control, the Company (or any successor corporation) shall take all action necessary to provide for sufficient amounts of cash, securities, property or other assets for the conversion of the Series D Preferred Stock as provided herein.

          (2) If a Change in Control shall occur, then, as soon as practicable and in any event within five (5) business days after the occurrence of such Change in Control, the Company shall provide notice to each registered holder of a share of Series D Preferred Stock a notice (the "Special Conversion Notice") setting forth details regarding the special right of the holders to convert their shares of Series D Preferred Stock as a result of such Change in Control. A holder of a share of Series D Preferred Stock must exercise such conversion right within the 45-day period after the giving of the Special Conversion Notice by the Company or such special right shall expire. The conversion date for shares so converted shall be the 45th day after the giving of the Special Conversion Notice or, if the merger, consolidation, reorganization, liquidation or dissolution related to such Change in Control has not become effective within 45 days of the giving of the Special Conversion Notice but becomes effective within 90 days after the giving of the Special Conversion Notice, then on the date of such effectiveness. If such merger, consolidation, reorganization, liquidation or dissolution shall not occur within 90 days after the date on which the Special Conversion Notice is given, the Company shall be required to give a new Special Conversion Notice. Within five Business Days following the conversion date, the Company shall deliver a certificate for the Common Stock together with a check for any fractional shares issuable or the cash, securities, property or other assets receivable by a holder. Exercise of such conversion right to the extent permitted by law (including, if applicable, Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall be irrevocable and no dividends on the shares of Series D Preferred Stock tendered for conversion shall accrue from and after the conversion date.

          (3) The Special Conversion Notice shall state: (i) the event constituting the Change in Control; (ii) the last date upon which holders may submit shares of Series D Preferred Stock for conversion at the Special Conversion Price; (iii) the Special Conversion Price; (iv) the Conversion Price then in effect under Section E hereof and the continuing conversion rights, if any, under Section E hereof; (v) the name and address of any paying agent and conversion agent; (vi) that holders who wish to convert shares of Series D Preferred Stock must satisfy the requirements of Section E and must exercise such conversion right within the 45-day period after giving of such notice by the Company; (vii) that exercise of such conversion right shall be irrevocable and no dividends on shares of Series D Preferred Stock tendered for conversion shall accrue from and after the conversion date; and (viii) that the consideration to be received shall be delivered within the five business days after the last date upon which holders may submit Series D Preferred Stock for conversion.

H.     Certain Definitions. The following terms shall have the following
       -------------------
respective meanings herein:

     Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Certificate of Incorporation.

     "Appraisal Procedure" if applicable, means the following procedure to determine the fair market value, as to any security, for purposes of the definition of "Fair Market Value" or the fair market value, as to any other property (in either case, the "Valuation Amount"). If the amount to be appraised is less than or equal to five hundred thousand dollars ($500,000), the Valuation Amount shall be determined in good faith by the Board of Directors.
If the amount to be appraised is greater than five hundred thousand dollars ($500,000), the Valuation Amount shall be determined in good faith jointly by the Board of Directors and the holders of more than 50% of the issued and outstanding shares of Series D Preferred Stock; provided, however, that any
                                                --------  -------
holder of Series D Preferred Stock having a Liquidation Preference greater than five hundred thousand dollars ($500,000) (an "Appraisal Rights Holder") shall be promptly notified by the Board of Directors of such initially determined Valuation Amount and if such Appraisal Rights Holder notifies the Corporation that it does not agree on the Valuation Amount within a reasonable period of time (not to exceed twenty (20) days from the notice to the Appraisal Rights Holder), the Valuation Amount shall be determined by an investment banking firm of national recognition, which firm shall be reasonably acceptable to the Board of Directors and the Appraisal Rights Holder. If the Board of Directors and the Appraisal Rights Holder are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York, New York, selected by the New York branch of the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of his appointment) from a list, jointly prepared by the Board of Directors and the Appraisal Rights Holder, of not more than six investment banking firms of national standing in the United States, of which no more than three may be named by the Board of Directors and no more than three may be named by the Appraisal Rights Holder. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six.
The Board of Directors and the Appraisal Rights Holder shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall, within thirty days of its appointment, make its own determination of the Valuation Amount. The final Valuation Amount for purposes hereof shall be the average of the two Valuation Amounts closest together, as determined by the investment banking firm, from among the Valuation Amounts submitted by the Corporation and the Appraisal Rights Holder and the Valuation Amount calculated by the investment banking firm. The determination of the final Valuation Amount by such investment-banking firm shall be final and binding upon the parties. The Corporation shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the Valuation Amount. If required by any such investment banking firm or arbitrator, the Corporation shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Corporation in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and affiliates.

"beneficial ownership" shall have the same meaning as is attributed to same in
Section 13 of the Exchange Act and rules and regulations (including Rules 13d-3, 13d-5 and any successor rules) promulgated by the Securities and Exchange Commission thereunder; provided, however, that a person shall be deemed to have beneficial ownership of all securities that any such person has a right to acquire whether such right is exercisable immediately or only after the passage of time and without regard to the 60-day limitation referred to in Rule 13d-3.

"Change in Control" means (A) the acquisition by a person, entity, or "group", within the meaning of Section 13(d)(3) of the Exchange Act of securities of the Company that result in such person, entity or group having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors or; (B) approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding securities; or
(C) approval of the Board of Directors and, if required, of the shareholders of the Company of a liquidation or dissolution of the Company (other than pursuant to the United States Bankruptcy Code) or the sale of all or substantially all of the assets of the Company.

"Fair Market Value" means, as to any security, the Twenty Day Average closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ National Market System as of 4:00 P.M., New York City time, on such day, or, if on any day such security is not quoted in the NASDAQ National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm's length transactions).
If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ National Market System or the domestic over-the-counter market, the "Fair Market Value" of such security shall be the fair market value thereof as determined in accordance with the Appraisal Procedure, using any appropriate valuation method, assuming an arms-length sale to an independent party. In determining the Fair Market Value of any class or series of Common Stock, a sale of all of the issued and outstanding Common Stock will be assumed, without giving regard to the lack of liquidity of such stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for Common Stock and the exercise of all rights and warrants then outstanding and exercisable to purchase shares of such stock or securities convertible into or exchangeable for shares of such stock; provided, however, that such assumption will not include
                      --------  -------
those securities, rights and warrants convertible into Common Stock where the conversion, exchange or exercise price per share is greater than the Fair Market Value; provided, further, however, that Fair Market Value shall be determined
       --------  -------  -------
with regard to the relative priority of each class or series of Common Stock (if more than one class or series exists). "Fair Market Value" means with respect to property other than securities, the "fair market value" determined in accordance with the Appraisal Procedure.

"Market Value" means the average the Closing Prices, per share of Common Stock, for the five Trading Dates ending on the last Trading Day preceding the date of the Change in Control provided that, in the event the Change in Control was not announced at least ten (10) Trading Dates prior to its occurrence, then five Trading Dates ending ten (10) Trading Dates after a public announcement of such Change in Control.

"Special Conversion Price" means the lower of $0.276 per share (which amount will, each time the Series D Conversion Price is adjusted, be likewise adjusted) or the Market Value of the Common Stock.

"Trading Date" or "Trading Day" with respect to Common Stock means (i) if the Common Stock is quoted on the NASDAQ National Market System, or the Over-the-Counter Bulletin Board, a day on which trades may be made on such system, (ii) if the Common Stock is listed or admitted for trading on a national securities exchange, a day or on which such national securities exchange is open for business, (iii) if not quoted as described in clauses (i) or (ii), days on which quotations are reported by the National Quotation Bureau Incorporated or any similar or successor organization, or (iv) otherwise, any Business Day.

"Twenty Day Average" means, with respect to any prices and in connection with the calculation of Fair Market Value, the volume weighted average of such prices over the twenty (20) Trading Days ending on the Trading Day immediately prior to the day as of which "Fair Market Value" is being determined.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be signed by its Chief Executive Officer on the 29TH day of November 2006.

                                   WORLDWATER & POWER CORP.

                                   By: /s/ Quentin T. Kelly
                                      ---------------------
                                   Name: Quentin T. Kelly
                                   Title:  Chairman